Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-239344) pertaining to the 2005 Israeli Share Option Plan and the 2018 Israeli Share Option Plan of Biondvax Pharmaceuticals Ltd. of our report dated April 17, 2023, with respect to the financial statements of Biondvax Pharmaceuticals Ltd. included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Kost Forer Gabbay & Kasierer

Kost Forer Gabbay & Kasierer

A member firm of Ernst & Young Global

Tel Aviv, Israel

April 17, 2023